EXHIBIT 10.4

TOROTEL, INC
DIRECTORS STOCK APPRECIATION RIGHTS PLAN

1.               PURPOSE

The purpose of the Torotel, Inc. Directors Stock Appreciation Rights Plan (the “Plan”) is to aid Torotel, Inc. (the “Company”) in attracting and retaining directors of outstanding competence, dedication and loyalty.  Consistent with this objective, the Plan provides for the grant of Stock Appreciation Rights (“SARs”) to non-employee directors pursuant to the terms and conditions hereinafter set forth.  As used herein, the term “Subsidiary” means any domestic or foreign corporation, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Company.

2.               EFFECTIVE DATE

The Plan was approved by the Board of Directors of the Company (the “Board of Directors”) and became effective on October 1, 2004 (the “Effective Date”).

3.               ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors or such other committee appointed by the Board of Directors (the “Committee”).  The Committee will consist of three or more directors who may also be eligible to participate in the Plan.

4.               ELIGIBILITY

SARs under the Plan shall be granted only to persons who are directors of the Company.  No SARs under the Plan shall be granted to any person who is an employee of the Company or a Subsidiary.

5.               GRANT OF SARs

SARs shall automatically be granted pursuant to the terms of this Section without further action by the Board of Directors.  The date on which SARs are granted hereunder shall be referred to herein as the “Date of Grant.”

5.1         On the Effective Date, each person serving as a director of the Company, who is eligible to participate, shall be granted 20,000 SARs.

5.2         On each May 1 following the Effective Date during the term of the Plan, each person serving as a director of the Company on such date, who is eligible to participate, shall be granted 10,000 SARs.

5.3         Each person who is elected as a director of the Company, who was not a director of the Company on the Effective Date, and is eligible to participate, shall be granted 10,000 SARs on the date such person is elected a director.

5.4         All SARs granted pursuant to the Plan shall have a SAR Grant Price determined pursuant to Section 7.1 hereof.

6.               AVAILABLE SARs

6.1         The stock subject to the SARs granted under the Plan shall be the Common Stock, $.01 par value, of the Company (“Common Stock”).  Each SAR shall be deemed to equal one share of Common Stock, and except as otherwise required or permitted by Paragraph 6.2, the aggregate number of SARs which may be granted under the Plan shall not exceed 500,000.  If a SAR expires, terminates, is forfeited or is otherwise surrendered, in whole or in part, the Shares allocable to such SAR shall again become available for SARs under the Plan.

6.2         The aggregate number of SARs pursuant to the provisions of the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock dividend, stock split or similar event and may, in the sole discretion of the Board of Directors of the Company, be similarly adjusted for any other capital adjustment (including a reclassification of shares or recapitalization or reorganization of the Company) or the distribution to holders of shares of Common Stock of rights, warrants, assets or evidences of indebtedness.

7.               TERMS AND CONDITIONS OF SARs

Each SAR granted pursuant to the Plan shall be evidenced by a written agreement (the “Agreement”) between the Company and the person to whom the SAR is granted (the “Grantee”) in such form or forms as the Committee, from time to time shall prescribe, which shall comply with and be subject to the terms and conditions of this Paragraph 7.  In addition, the Committee may, in its absolute discretion, include in any such Grant, other terms, conditions and provisions that are not inconsistent with the express provisions of the Plan.

7.1         SAR Grant Price.  The initial price at which each SAR may be granted on the Effective Date shall be thirty-five cents ($.35).  Thereafter, the price at which each SAR is granted under the Plan shall be the average of the closing price for shares of the Common Stock for the ten consecutive days immediately preceding the Date of Grant.  The price at which a SAR is granted is the “SAR Grant Price.”  Notwithstanding the foregoing, if the number of shares of Common Stock subject to any SAR is adjusted pursuant to Paragraph 6.2 hereof, a corresponding adjustment shall be made to the SAR Grant Price.

7.2         Duration of SARs.  Each SAR granted under the Plan shall expire and all rights pursuant thereto shall cease on the date that shall be the tenth anniversary of the Date of Grant (the “Expiration Date”).

7.3         Vesting of SARs.  Each SAR granted hereunder may be exercised to the extent that the Grantee is vested in such SAR.  The SARs will vest according to the following schedule:

Number of Years the Grantee has remained a director of the Company following the Date of Grant	Shares represented by a SAR in which a Grantee is Vested

Under one	0%
At least one but less than two	33%
At least two but less than three	67%
Three or more	100%

Anything contained in this Paragraph 7.3 to the contrary notwithstanding, a Grantee shall become fully (100%) vested in each of his or her SARs under the following circumstances:

(i) upon termination of the Grantee’s service as a director of the Company for reasons of death, Disability or Retirement (as such terms are defined in Paragraphs 7.7.4 and 7.7.5);

(ii) if the Committee, in its sole discretion, determines that acceleration of the SAR vesting schedule would be desirable for the Company; or

(iii) if such SARs vest pursuant to Paragraph 7.4.

7.4         Merger, Consolidation, Etc.  If the Company shall, pursuant to action by its Board of Directors, at any time propose to merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation, and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding SARs or for substitution of new SARs therefore, the Committee shall cause written notice of the proposed transaction to be given to each Grantee not less than twenty days prior to the anticipated effective date of the proposed transaction, and his or her SARs shall become fully (100%) vested and, prior to a date specified in such notice, which shall be not more than ten days prior to the anticipated effective date of the proposed transaction, each Grantee shall have the right to exercise his or her SARs.  Each Grantee, by so notifying the Company in writing, may in exercising his or her SARs, condition such exercise upon, and provide that such exercise shall become effective at the time of, but immediately before, the consummation of the transaction.  If the transaction is consummated, each SAR, to the extent not previously exercised before the date specified in the foregoing notice, shall terminate on the effective date of such consummation.  If the transaction is abandoned, (i) any SAR not exercised shall continue to be available for exercise in accordance with other provisions of the Plan; and (ii) to the extent that any SAR not exercised before such abandonment shall have vested solely by operation of this Paragraph 7.4, such vesting shall be deemed annulled, and the vesting schedule set forth in or pursuant to Paragraph 7.3 shall be reinstituted, as of the date of such abandonment.

7.5         Exercise of SARs.  A person entitled to exercise a SAR may exercise it to the extent vested pursuant to Paragraph 7.3 in whole or in part during a thirty (30) day period beginning on the first business day following the end of the Company’s fiscal year end occurring after the Directors termination of service by delivering to the Secretary of the Company written notice (the “Notice”) specifying the number of SARs being exercised.  Upon exercise of a SAR by a Grantee, the Company will pay the Grantee an amount (the “Spread”) equal to the excess of the Exercise Price over the SAR Grant Price multiplied by the number of shares represented by the SAR or portion thereof being exercised.  The “Exercise Price” shall be the average of the closing price of shares of Common Stock for the ten consecutive days immediately preceding the Notice.  Payment by the Company upon exercise of a SAR shall be in the manner provided below.

7.5.1                        The Company shall pay up to $10,000 in cash to the Grantee, subject to any applicable tax withholding provisions, within ten business days after the exercise of the SAR.

7.5.2                        The Company shall have the option to make any payments that exceed $10,000, in quarterly payments over three (3) years with interest payable quarterly at the Prime Rate of Company’s main Bank.

7.6         Non-transferability.  SARs shall not be transferable other than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee.

7.7         Termination of Service as a Director.  Unless otherwise determined by the Committee, the following rules shall apply in the event of Grantee’s termination of service as a director of the Company.

7.7.1                        Except as provided in Paragraph 7.7.4 or 7.7.5, in the event of a Grantee’s termination of service as a director of the Company either (1) as a result of his removal as a director for cause; or (2) as a result of resignation of the director, his or her SAR’s should immediately terminate.

7.7.2                        In the event of the Grantee’s termination of service as a director under circumstances other than those specified in Paragraph 7.7.1 hereof and for reasons other than Death, Disability (as defined in Paragraph 7.7.4) or Retirement (as defined in Paragraph 7.7.5), his or her SARs shall terminate on the date which is 90 days from the date of such termination of service as a director or on its Expiration Date, whichever shall first occur; provided, however, that if the Grantee is subject to the provisions of Section 16(a) of the Exchange Act on the date of termination of service as a director, such SARs shall terminate on the date which is the end of the first Window Period following the later of 90 days from the date of such termination of service as a director, or six months and ten days after the date of Grant of such SARs, or on its Expiration Date, whichever shall first occur.

7.7.3                        In the event of the death of a Grantee while he or she is serving as a director of the Company, his or her SAR shall terminate on the first anniversary of the Grantee’s Death or on its Expiration Date, whichever shall first occur.

7.7.4                        In the event of the Grantee’s termination of service as a director due to mental or physical infirmity (“Disability”), his or her SAR shall terminate on first anniversary of such Disability, or on its Expiration Date, whichever shall first occur.

7.7.5                        In the event that the Grantee’s service as a director terminates after five or more years of service as a director (“Retirement”), his or her SAR shall terminate on the second anniversary of the date of such Retirement or on its Expiration Date, whichever shall first occur.

7.7.6                        Anything contained in this Paragraph 7.7 to the contrary notwithstanding, a SAR may only be exercised following the Grantee’s termination of service as a director for reasons other than Death, Disability or Retirement if, and to the extent that, such SAR was exercisable immediately prior to such termination service as a director.

7.8         No Rights as Stockholder or to Continue as a Director.  No Grantee shall have any rights as a stockholder, and neither the Plan nor any SAR granted under the Plan shall confer upon a Grantee any right to continue to serve as a director.

8.               TERM OF THE PLAN

Unless the Plan has been sooner terminated pursuant to Paragraph 9 hereof, the Plan shall terminate on, and no SARs shall be granted after the tenth anniversary of the Effective Date.  The provisions of the Plan, however, shall continue thereafter to govern all SARs theretofore granted, until the exercise, expiration or cancellation of the SARs.

9.               AMENDMENT AND TERMINATION OF PLAN

The Board of Directors at any time may terminate or suspend the Plan or amend it from time to time in such respects, as it deems desirable.  Provided further that, subject to the provisions of Paragraph 8 hereof, no termination of or amendment to the Plan shall adversely affect the rights of any participant without the consent of such participant, as the case may be.  In addition, the provisions of the Plan shall not be amended more than once every six months, other than to comport with changes to the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules there under.